EXHIBIT 99.1

Company Contact:
Matthew Broder
VP, External Communications
Pitney Bowes Inc.
203 351 6347

www.pb.com

FOR IMMEDIATE RELEASE

Roger Fradin Elected a Director of Pitney Bowes

          STAMFORD, Conn., November 11, 2011 – Pitney Bowes Inc. (NYSE:PBI) announced today that Roger Fradin has been elected a director of the corporation, effective February 1, 2012.

          Fradin is president and CEO of Honeywell Automation and Control Solutions, a division of Honeywell with global revenues of $15 billion annually. The division, Honeywell’s largest, comprises seven strategic business units operating in 110 countries with 75,000 employees. It is focused on manufacturing and applying sensing and control technologies that help create safer and more comfortable, secure, and productive environments. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. At Pittway, Fradin helped lead the entrepreneurial team that built the company from an early stage in 1976 to nearly $2 billion in annual revenues by 2000.

          “We are very pleased to have Roger Fradin join Pitney Bowes as a director,” said Chairman, President and CEO Murray Martin. “He brings tremendous strength to our board as a global executive with deep experience in both strategy formulation and disciplined execution. His insights will strongly support our leadership position in Customer Communications Management.”

          Fradin’s term expires at the 2012 annual meeting, when he will stand for re-election.

About Pitney Bowes:

Delivering more than 90 years of innovation, Pitney Bowes provides software, hardware and services that integrate physical and digital communications channels. Long known for making its customers more productive, Pitney Bowes is increasingly helping other companies grow their business through advanced customer communications management. Pitney Bowes is a $5.4 billion company and employs more than 30,000 worldwide. Pitney Bowes: Every connection is a new opportunity™. www.pb.com.

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